As filed with the Securities and Exchange Commission on ___________, 1998
                    Registration Statement No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   Form S-8
                            Registration Statement
                                    Under
                          The Securities Act of 1933

                              MOSCOM CORPORATION
            (Exact name of Registrant as Specified in its Charter)

                                   DELAWARE
	(State or other Jurisdiction of Incorporation or Organization)

                                  16-1192368
                     (IRS Employer Identification No.)

                              3750 Monroe Avenue
                          Pittsford, New York 14539
                  (Address of principal executive offices)

                       1998 Employee Stock Purchase Plan
                             (Full Title of Plan)

                             Robert L. Boxer, Esq.
                Vice President, Secretary and Corporate Counsel
                              Moscom Corporation
                              3750 Monroe Avenue
                          Pittsford, New York 14534
                                (716) 381-6000
(Name, address, including zip code, and telephone number including area code, of Agent for Service)

                                with a copy to:
                            Catherine A. King, Esq.
                           Harris Beach & Wilcox, LLP
                             130 East Main Street
                           Rochester, New York 14604
                                (716) 232-4440

                        CALCULATION OF REGISTRATION FEE

Title of                          Proposed            Proposed
Securities      Amount Offering   Maximum Aggregate   Maximum      Amount of
to be           to be             Price per           Offering     Registration
Registered      Registered(1)     Share(2)            Price(2)     Fee(2)


Common Stock      2,000,000         $6.25             $12,500,000     $3788

(1) The Registration Statement also includes an indeterminate number of additional shares that may become issuable as a result of terminated, expired or surrendered options to purchase Common Stock, or pursuant to the antidilution provisions of the Plan.

(2) In accordance with Rule 457, calculated on the basis of the closing sale price of the Common Stock on the Nasdaq National Market System on May 27, 1998.

                                    PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this Registration Statement:

1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

3. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

4. The description of the common stock of the Registrant is contained in its Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, which became effective on October 3, 1985, including any amendment(s) or report(s) filed for the purpose of updating such description.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was
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unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Registrant's Restated Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant's Restated Certificate of Incorporation also provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

Article VIII of the of By-Laws of the Registrant provides for indemnification for the officers and directors of the Registrant to the full extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

The following exhibits are filed with this Registration Statement:

4.1	1998 Employee Stock Purchase Plan.  (Incorporated by
reference from Registrant's proxy material filed on February 27, 1998.)

4.2	1993 Stock Option Plan (Incorporated by reference from
Registrant's Form S-8 filed October 5, 1992.)

5.	Opinion of Harris Beach & Wilcox, LLP.

23.1	Consent of Arthur Andersen, LLP.

23.2	Consent of Deloitte & Touche, LLP

23.3	Consent of Harris Beach & Wilcox, LLP (included in Exhibit 5).

ITEM 9.	UNDERTAKINGS

(a)	Rule  415 Offerings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of
the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising
after the effective date of the Registration Statement (or the most recent-post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)	To include any material information with respect to
the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(I) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under
the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by
Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Filing of Registration Statement on Forms S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant's charter, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsford, New York, on May 14, 1998.

MOSCOM CORPORATION


By:	__________________________________
        David G. Mazzella, President and
        Chief Executive Officer

                      SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David
G. Mazzella and Robert L. Boxer, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Moscom Corporation and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of May, 1998.

SIGNATURE                                           TITLE


___________________________________    President, Chief Executive Officer and
David G. Mazzella                      Director (Principal Executive Officer)


___________________________________    Treasurer (Principal Financial and
Ronald C. Lundy                        Accounting Officer)



___________________________________    Director
John E. Gould


___________________________________    Director
William J. Reilly


___________________________________    Director
John E. Mooney

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